For Immediate Release

Duckwall-ALCO Stores Signs Definitive $11.2 Million

Sale-Leaseback Agreement

Abilene, Kan. (May 3, 2006) — Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) today announced the Company has signed a definitive agreement to sell 11 ALCO retail locations to Realty Income Corporation (NYSE:O) for approximately $11.2 million. It is anticipated that the transaction will close in the next few weeks, with the exception of one store in Texas, which is currently under construction.

The 11 properties are being acquired pursuant to a 15-year sale-leaseback agreement, which provides for continued retail operations by Duckwall-ALCO at these locations. The cash proceeds from the transaction will be used to repay a significant portion of the Company’s long-term debt.

Bruce Dale, President and CEO of Duckwall-ALCO Stores commented, “We are pleased with Realty Income’s purchase of our properties. The transaction allowed us to sell a piece of our real estate portfolio to repay a significant portion of our debt, while retaining a 15-year lease for these 11 successful retail sites.”

Commenting further on the transaction, Tom A. Lewis, CEO of Realty Income said, “We are pleased to enter into a sale-leaseback agreement with Duckwall-ALCO stores. The quality stores, good real estate and solid operating history combined with long-term leases will make these stores a welcome addition to our portfolio of properties.

About Duckwall-ALCO Stores

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in offering an exceptional product selection at reasonable prices to smaller communities throughout the central United States. Our specialty is delivering those products with the friendly, personal service found in the stores of yesteryear, but with the modern convenience our customers have come to expect. With 254 stores across 21 states, we are proud to have continually provided high quality products at good value prices to our customers for 105 years.

Forward-looking Statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the “Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

For more information, contact:

Michael S. Marcus

Vice President and Chief Financial Officer

785-263-3350 x164

e-mail: mmarcus@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com